Exhibit 23.16

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-222501 of American Midstream Partners, LP of our report dated December 14, 2017 relating to the combined financial statements of Southcross Holdings Intermediary LLC, Southcross Holdings Guarantor GP LLC and Southcross Holdings Guarantor LP and its subsidiaries (collectively, the “Company”) as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph relating to (1) the Company obtaining a commitment from Southcross Holdings LP to assist the Company in maintaining compliance with the terms of its debt covenants, (2) Southcross Holdings LP, together with the Company (other than Southcross Energy Partners, L.P. (“SXE”), SXE’s general partner and SXE’s subsidiaries), commenced voluntary petitions under Chapter 11 of the United States Bankruptcy Code on March 28, 2016 and subsequently emerged from bankruptcy on April 13, 2016 and (3) the pending acquisition of the Company by American Midstream Partners, LP)) appearing in the Current Report on Form 8-K of American Midstream Partners, LP dated December 14, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

February 9, 2018